Exhibit 10(f)

SECOND AMENDMENT
TO
COMPENSATION AND NON-COMPETITION AGREEMENT

This Second Amendment to Compensation and Non-Competition Agreement is made and entered into this 9th day of February, 2000, by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Myron Kunin (“Kunin”).

WHEREAS, on May 7, 1997, the Corporation and Kunin entered into a Compensation and Non-Competition Agreement (“Agreement”) providing for Kunin’s continued services to the Corporation and restricting Kunin from entering into any business competitive with the business conducted by the Corporation, and

WHEREAS, the Agreement was amended on November 21, 1997, to permit Kunin to enter into certain businesses without violating his non-competition covenants, and

WHEREAS, the parties desire to modify the Agreement to grant Kunin certain rights in the event of a Change in Control of the Corporation (as hereinafter defined).

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the parties hereby agree as follows:

1.             The Agreement is hereby amended by adding the following definitions:

“Accelerated Compensation” shall be an amount equal to Kunin’s annual compensation multiplied by the Joint Life Expectancy of Kunin and his spouse, without any discount to present value.

“Change in Control” shall be deemed to have occurred at such time as any of the following events occur: (i) any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or has become the “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of the common stock of the Corporation, or (ii) approval by the stockholders of the Corporation of (a) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of stock of the Corporation would be converted into cash, securities or other property, or (b) any consolidation or merger in which the Corporation is the continuing or surviving corporation but in which the common stockholders of the Corporation immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation, or (c) any sale, lease, exchange or other transfer of all or substantially all the assets of the Corporation, or (iii) individuals who constitute the Corporation’s Board of Directors on January 1, 2000 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to January 1, 2000 whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Corporation in which such person is named as nominee for director) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

“Joint Life Expectancy” shall mean the number of years of life expectancy of Kunin and his spouse at the time of termination of Kunin’s employment with the Corporation after a Change in Control, as determined by reference to the table of Joint Life and Last Survivorship Expectancy published by the Internal Revenue Service in Publication 590 or any successor publication. If publication of such table is discontinued, Joint Life Expectancy shall be determined by reference to comparable tables published by a recognized non-public authority.

2.               The Agreement is hereby amended by adding the following paragraph 7 thereto:

7.        Change in Control.

(a)         Notwithstanding any other provision of the Agreement, on the day on which a Change in Control occurs, the Corporation shall pay to Kunin an amount equal to three times the sum of Kunin’s compensation paid to or earned by Kunin during the twelve months immediately preceding the Change in Control.

(b)        Notwithstanding any other provision of the Agreement, if Kunin’s employment with the Corporation terminates at any time following a Change in Control, whether such termination is initiated by Kunin or by the Corporation (unless the termination is by the Corporation for cause), Kunin may, as an alternative to receiving continued annual compensation as provided in paragraph 2 of the Agreement, request payment in full of his Accelerated Compensation, which shall be paid by the Corporation to Kunin within five days after Kunin gives notice to the Corporation of his election to receive such Accelerated Compensation in lieu of his continued annual compensation. For the purpose of calculating Kunin’s Accelerated Compensation pursuant to this subparagraph 7(b), Kunin’s annual compensation shall be assumed to increase annually during the Joint Life Expectancy period by four percent (4%) of the prior year’s annual compensation. Any such notice shall be given by Kunin to the Corporation by certified mail or by facsimile transmission sent either (i) to the Corporation’s principal place of business and to the attention of the Corporation’s chief executive officer or chief financial officer, or (ii) to any director of the Corporation at such director’s place of business, and in either case shall be effective immediately upon such transmission or two (2) days after such mailing.

(c)    In addition to the payments provided in subparagraphs 7(a) and (b) above, and at the time such payments are made to Kunin, the Corporation shall pay to Kunin an amount equal to any federal and state income taxes, and any excise tax imposed on Kunin by Sec. 4999 of the Internal Revenue Code and by any comparable and applicable state tax law (collectively, “Excise Taxes”), as a result of the payments provided in subparagraphs 7(a) and (b) above, and as a result of any accelerated vesting of Kunin’s options to acquire shares of the Corporation, and shall further pay to Kunin on a “grossed-up” basis all additional federal and state income taxes and Excise Taxes payable by Kunin as a result of the payments provided in this subparagraph 7(c), or as a result of the accelerated vesting of Kunin’s options, so that the net after-tax amount received by Kunin pursuant to paragraph 7 hereof is equal to the amount that Kunin would have received if no income taxes or Excise Taxes had been imposed on income received by or imputed to Kunin by reason of the payments pursuant to paragraph 7 hereof, or by reason of accelerated vesting of Kunin’s options. The highest marginal federal and applicable state tax rates shall be used in calculating the federal and state income taxes payable by Kunin.

All payments required by this paragraph 7 shall be in addition to, and not in lieu of, any other payments to which Kunin is entitled under any other agreement with the Corporation.

The amounts paid to Kunin pursuant to this paragraph shall be in consideration of Kunin’s past services to the Corporation and Kunin’s continued services from the date of this amendment. The payments required hereunder shall not be reduced or offset by any future earnings by Kunin.”

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

REGIS CORPORATION

By:	/s/ Paul D. Finkelstein
Paul D. Finkelstein,
Chief Executive Officer

/s/ Myron Kunin
Myron Kunin